UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): JULY 6, 2009

ISOLAGEN, INC.
 (Exact name of registrant as specified in its charter)

DELAWARE	001-31564	87-0458888
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

405 EAGLEVIEW BLVD., EXTON, PA	19341
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 713-6000

NOT APPLICABLE
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03 Bankruptcy Or Receivership

As previously disclosed, on June 15, 2009 Isolagen, Inc. (the “Company”) and the Company’s wholly owned subsidiary, Isolagen Technologies, Inc. (“Isolagen Tech”) (the Company and Isolagen Tech are referred as the “Debtors”), each filed a voluntary petition for reorganization under chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware in Wilmington (the “Bankruptcy Court”) under Case Nos. 09-12072 and 09-12073, respectively. The Company and Isolagen Tech intend to continue to manage and operate their business as debtors in possession pursuant to Bankruptcy Code sections 1107 and 1108.

On June 17, 2009, the Bankruptcy Court approved a motion for an order approving debtor-in-possession financing with certain lenders (the “DIP Lenders”) composed of a loan facility in an aggregate principal amount of up to $2,750,000 (subject to increase at the discretion of the DIP Lenders) (the “DIP Facility”), of which up to $1,000,000 was available to the Debtors from the date of the interim order until the entry of a final order. The Company executed a drawdown of $1,000,000 under the DIP Facility on June 17, 2009. On July 6, 2009, the Bankruptcy Court issued a final order approving the DIP Facility. The Company executed a second drawdown of $730,186 under the DIP Facility on July 6, 2009.

As previously disclosed on the Company’s Form 8-K filed on June 19, 2009, in connection with the Debtor’s bankruptcy filing, the Debtors have entered into a restructuring agreement with (a) a large majority of the holders (the “Note Holders”) of the Company’s 3.5% convertible subordinated notes (the “Notes”), which were issued in November 2004, (b) the holders of approximately $500,000 of secured notes issued in April 2009 (the “Pre-Petition Lenders”), and (c) the agent for the DIP Lenders.

The Debtors filed a plan of reorganization with the Bankruptcy Court pursuant to the terms described on the Company’s Form 8-K, filed on June 19, 2009, with the following modifications:

•
The DIP Lenders and Pre-Petition Lenders have agreed to give 1% of the value of their common stock in the reorganized company to the holders of the Company’s currently outstanding common stock, which will be affected by allowing the Company’s common stockholders to retain their shares of common stock and then completing a reverse stock split whereby stockholders will receive one share of common stock in the reorganized company in exchange for 333 shares of Company common stock, subject to dilution by the exit financing. As previously disclosed, the Company’s outstanding options (including those under or in connection with any employment agreements) shall be cancelled and extinguished.

•
As such, the DIP Lenders and Pre-Petition Lenders will receive in full satisfaction of their claims, common stock of up to 60% of the reorganized company, subject to reduction to approximately 49% of the reorganized company upon dilution resulting from exit financing in an amount of $2.0 million, which is expected to be raised prior to the Debtors’ exit from bankruptcy, and available to the Debtors upon the effective date of the plan.

The foregoing is subject to the submission and approval of a plan of reorganization for the Company, and the occurrence of the effective date of any such plan. The effective date will be subject to the conditions set forth in the plan, and as outlined in a disclosure statement which was prepared by the Company and will be disseminated to all parties who are entitled to vote on the plan. It is anticipated that the effective date of the plan will be conditioned upon the provision of the exit financing described above.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISOLAGEN, INC.

Date:	July 10, 2009	By:	/s/ Todd J. Greenspan

Todd J. Greenspan, Chief Financial Officer